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                                                                    EXHIBIT 99



                               MAGNA BANCORP, INC.

MAGNA BANCORP TO AFFILIATE WITH UNION PLANTERS

MEMPHIS, TENNESSEE (NYSE: UPC) - - May 8, 1997 - - Union Planters Corporation, the $15 billion asset Memphis-based bank holding company and Magna Bancorp, Inc. (NASDAQ: MGNL), the $1.3 billion asset parent company of Magnolia Federal Bank for Savings announced today they have agreed to merge.

The announcement was made jointly by Benjamin W. Rawlins, Jr., Chairman and CEO of Union Planters and Robert S. Duncan, Chairman and CEO of Magna. The agreement calls for Union Planters to exchange approximately .5165 shares of its common stock for each common share of Magna. The transaction would be valued at approximately $323 million or $23.50 per share based on Union Planters May 8 closing stock price of $45.50.

The merger is to be tax-free to Magna shareholders and will be accounted for as a pooling of interests. The merger is subject to Magna shareholder approval, regulatory approval and normal contractual conditions being met, and is expected to be completed during the late third or early fourth quarter of this year.

In making the announcement, Ben Rawlins stated, "We are pleased that the Magna team selected Union Planters as their long term partner. Magna's general banking lines will increase our penetration in Mississippi, especially in Jackson, Hattiesburg and the Gulf Coast while providing us entry into Mobile, Alabama and their mortgage loan expertise will continue to strengthen our strategic commitment to that business."

Bob Duncan commented, "Our board did an excellent job in determining the best long term course for our customers, employees and shareholders alike. The affiliation with Union Planters will mean our customers can expect an enhanced level of convenience and a much broader product line. I personally look forward to the opportunities that are ahead. We have always shared Union Planters' commitment to community management and we look forward to continuing this tradition."

Magna converted to a stock thrift from a mutual thrift in 1991 and is the largest thrift and the sixth largest financial institution in Mississippi, as well as the largest thrift in Alabama. After the merger, the combined Union Planters affiliates will represent the third largest financial institution in Mississippi.

Magnolia Federal operates 62 banking locations and 63 ATMs in Mississippi and south Alabama; Union Planters has 112 offices and 120 ATMs in Mississippi. An analysis is currently underway to determine which locations of the two organizations that are in proximity to each other will best serve customer needs.


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Magna's subsidiary, Magna Mortgage Company, is a major mortgage servicer with over $3.1 billion in loan servicing which will be combined with Union Planters' mortgage loan servicing that exceeds $10 billion, resulting in one of the nation's largest secondary market mortgage servicing operations.

Union Planters, founded in 1869, has over 430 banking locations and 560 ATMs in Tennessee, Mississippi, Missouri, Arkansas, Alabama, Louisiana and Kentucky. At March 31, 1997 Union Planters was the 42nd largest banking institution in the United States, serving the needs of over one million households.

For more information:


(Financial)                                               (Magna)
Jack W. Parker                                            Lou Ann Poynter
Executive Vice President & CFO                            President & COO
Union Planters Corporation                                Magna Bancorp, Inc.
7130 Goodlett Farms Parkway                               100 West Front Street
Cordova, TN 38018                                         Hattiesburg, MS 39401
901-580-6781                                              601-545-4756

(Media)
Bill Andrews
Senior Vice President
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38018
901-580-2892